IDS Life Insurance Company
70100 AXP Financial Center
Minneapolis, Minnesota 55474

Single Premium Variable Life Insurance Policy

-- Policy continues until death or surrender.
-- Premium is payable in a single sum.
-- Proceeds of the policy are payable at the insured's death.
-- This policy is nonparticipating. Dividends are not payable.

Insured:                                    (John Q Doe)
Policy Date:                                (January 15, 2002)
Policy Number:                              9090-(01234567)
Initial Specified Amount:                   $(74,445)

This is a life insurance policy. It is a legal contract between you, as the owner, and us, IDS Life Insurance Company, A Stock Company. PLEASE READ YOUR POLICY CAREFULLY.

In consideration of your application and payment of the initial single premium, we issue this policy and we promise to pay the proceeds described in this policy to the beneficiary if we receive proof satisfactory to us that the insured died while this policy was in force.

The owner and beneficiary are as named in the application unless they are changed as provided in this policy.

The amount and duration of the death benefit of this policy may increase or decrease as described herein depending on the investment experience of the subaccounts, but shall never be less than the specified amount minus any indebtedness.

The policy value of this policy may increase or decrease daily depending on the investment experience of the subaccounts. There is no guaranteed minimum policy value.

NOTICE OF YOUR RIGHT TO EXAMINE THIS POLICY FOR 10 DAYS. If for any reason you are not satisfied with this policy, return it to us or our representative within 10 days after you receive it. We will then cancel this policy and refund any premium which you have paid. This policy will then be considered void from its start.

Signed for and issued by IDS Life Insurance Company in Minneapolis, Minnesota, as of the policy date shown above.


President:
/s/ Timothy V. Bechtold
-----------------------
    Timothy V. Bechtold

Secretary:

/s/ Timothy S. Meehan
----------------------
    Timothy S. Meehan

Guide to Policy Provisions

Policy                         Data Policy data; Premium information; Charges;
                               Table of surrender charges and Death Benefit
                               Factors; No Lapse Guarantee Period; Interest and Loan Information; Investment Options; Option B and C Tables; Cost of Insurance Rates/Page 3

Definitions                    Important words and meanings/Page 4

Insurance Contract             Entire contract; Incontestability; Suicide
                               provision; Misstatement of age or sex;
                               Termination/Page 5

Owner and Beneficiary          Owner's rights; Successor owner; Change of
                               ownership; Beneficiary designation; Change of
                               Beneficiary; Assignment/Page 7

Premiums Payment of premiums; Premium allocations; Grace period; Reinstatement/Page 8

Death Benefit                  Proceeds payable/Page 9

Policy Values                  Fixed account value; Variable account value;
                               Monthly deduction; Cost of insurance; Basis of policy values/Page 10

Policy Loans                   How to request a loan; Interest rate; Amount of
                               loan; Loan repayment/Page 13

Policy Surrender               Cash surrender value; Full and partial
                               surrenders/Page 14

Subaccounts                    The subaccounts; Net investment factor;
                               Deductions from the subaccounts; Transfer of values/Page 16

Payment of Policy Proceeds     How the proceeds are paid; Payment
                               options/Page 18

                                  POLICY DATA

Insured:         (John Q Doe)                  Issue Age      (35)
Policy Number:   9090-(1234,567)               Policy Date:   (January 15, 2002)
Type of Policy:  Single Premium Variable       Monthly Date:  (15)
                 Life Insurance

                {"American Express Single Premium Variable Life"}

Initial Specified Amount:  $(74,445)

                              PREMIUM INFORMATION
Initial Single Premium:    $(10,000.00)  Risk Classification: (Male Nonsmoker)

                             CHARGES AND DEDUCTIONS
Premium Expense Charge:
   All policy years:  (3)% of single premium

Guaranteed Mortality and                 Current Mortality and
Expense Risk Charge:                     Expense Risk Charge:
   All policy years:  0.9% per year          All policy years:   (0.9)% per year

                           TABLE OF SURRENDER CHARGES
Policy Year             Beginning of year                     End of year
     1                       $800.00                            $720.00
     2                        720.00                             640.00
     3                        640.00                             560.00
     4                        560.00                             480.00
     5                        480.00                             400.00
     6                        400.00                             320.00
     7                        320.00                             240.00
     8                        240.00                             160.00
     9                        160.00                              80.00
     10                        80.00                               0.00
     11+                        0.00                               0.00

This table applies to the initial specified amount for the first 10 policy years. Surrender charges decrease monthly. Additional surrender charges will apply to any increase in specified amount as a result of additional premium for 10 years after the effective date of increase.

                           NO LAPSE GUARANTEE PERIOD
A no lapse guarantee period is provided without charge, even if the cash surrender value is insufficient to pay the monthly deduction.

The no lapse guarantee provides that during the no lapse guarantee period the policy will not terminate, as provided in the Grace Period provision, even if the cash surrender value is less than the monthly deduction on a monthly date.

The no lapse guarantee period is:

(a)  30 policy years for insurance ages 0-55; or
(b)  until the insured's age 85 anniversary for insurance ages 56-75; or
(c)  for 10 policy years for insurance ages 76 and older.

The no lapse guarantee feature is not in effect if indebtedness exceeds the policy value minus surrender charges. The no lapse guarantee may not be reinstated after the grace period.

INTEREST AND LOAN INFORMATION

Guaranteed Interest                          Current Loan
Rate:                   4% per year          Interest Rate:  (4)% per year

Guaranteed Interest                          Guaranteed Loan
Rate Factor:            1.0032737            Interest Rate:  6% per year

If indebtedness at the time of a loan, or at any policy anniversary, does not exceed (a) minus (b), loan interest is charged at the current loan interest rate shown above. If indebtedness exceeds (a) minus (b), loan interest is charged at the guaranteed loan interest rate shown above on that portion of the indebtedness which exceeds (a) minus (b), and at the current loan interest rate shown above on the remainder of the indebtedness. Interest is charged daily and payable at the end of the policy year. If interest is not paid when it is due, it will be added to your indebtedness and charged interest at the rates described above. (a) is equal to the policy value, and (b) is equal to premiums paid minus partial surrenders and partial surrender charges. We reserve the right to charge loan interest at the guaranteed loan interest rate shown above on all portions of indebtedness.

                           DEATH BENEFIT FACTOR TABLE
Attained Age          Factor                 Attained Age         Factor
    0-40               2.50                        61              1.28
      41               2.43                        62              1.26
      42               2.36                        63              1.24
      43               2.29                        64              1.22
      44               2.22                        65              1.20
      45               2.15                        66              1.19
      46               2.09                        67              1.18
      47               2.03                        68              1.17
      48               1.97                        69              1.16
      49               1.91                        70              1.17
      50               1.85                        71              1.13
      51               1.78                        72              1.11
      52               1.71                        73              1.09
      53               1.64                        74              1.07
      54               1.57                     75-90              1.05
      55               1.50                        91              1.04
      56               1.46                        92              1.03
      57               1.42                        93              1.02
      58               1.38                        94              1.01
      59               1.34                    95-100              1.00
      60               1.30

The death benefit factor is designed to ensure that the policy meets the provisions of Federal tax law which require a minimum death benefit in relation to policy value for the policy to qualify as life insurance.

                         SCHEDULE OF BENEFITS AND RIDERS

                             Effective Date            Expiration Date      Monthly Cost of Insurance
Single Premium
Variable Life Insurance    (January 15, 2002)          See policy form           See policy form

                                     Page 3A

Investment Options                                  Initial Premium Allocations
   IDS Life Fixed Account                                      0.0%
   IDS Life Variable Life Separate Account

Subaccounts   Investing In:
FBC           AXP VP Blue Chip Advantage Fund                          100.0%
FBD           AXP VP Bond Fund                                           0.0%
FCR           AXP VP Capital Resource Fund                               0.0%
FCM           AXP VP Cash Management Fund                                0.0%
FDE           AXP VP Diversified Equity Income Fund                      0.0%
FEM           AXP VP Emerging Markets Fund                               0.0%
FES           AXP VP Equity Select Fund                                  0.0%
FEX           AXP VP Extra Income Fund                                   0.0%
FFI           AXP VP Federal Income Fund                                 0.0%
FGB           AXP VP Global Bond Fund                                    0.0%
FGR           AXP VP Growth Fund                                         0.0%
FIE           AXP VP International Fund                                  0.0%
FMF           AXP VP Managed Fund                                        0.0%
FND           AXP VP New Dimensions Fund                                 0.0%
FPS           AXP VP Partners - Small Cap Value Fund                     0.0%
FIV           AXP VP S&P 500 Index Fund                                  0.0%
FSM           AXP VP Small Cap Advantage Fund                            0.0%
FST           AXP VP Stock Fund                                          0.0%
FSA           AXP VP Strategy Aggressive Fund                            0.0%
FAC           AIM V.I. Capital Appreciation Fund, Series II              0.0%
FAD           AIM V.I. Capital Development Fund, Series II               0.0%
FAS           Alliance VP AllianceBernstein International
              Value Portfolio (Class B)                                  0.0%
FAL           Alliance VP Growth & Income Portfolio (Class B)            0.0%
FAI           American Century VP International, Series II               0.0%
FAV           American Century VP Value, Class II                        0.0%
FSB           Calvert Variable Series Inc. Social Balanced Portfolio     0.0%
FCG           Evergreen VA Capital Growth Fund, Class L Shares           0.0%
FFG           Fidelity VIP III Growth & Income Portfolio:
              Service Class 2                                            0.0%
FFM           Fidelity VIP III Mid Cap Portfolio: Service Class 2        0.0%
FFO           Fidelity VIP Overseas Portfolio: Service Class 2           0.0%
FRE           FTVIPT Franklin Real Estate Fund Class 2                   0.0%
FSV           FTVIPT Franklin Value Securities Fund Class 2              0.0%
FMS           FTVIPT Mutual Shares Securities Fund - Class 2             0.0%
FUE           Goldman Sachs VIT Core US Equity Fund                      0.0%
FMC           Goldman Sachs VIT Mid Cap Value Fund                       0.0%
FID           INVESCO VIF - Dynamics Fund                                0.0%
FFS           INVESCO VIF - Financial Services Fund                      0.0%
FTC           INVESCO VIF - Technology Fund                              0.0%
FTL           INVESCO VIF - Telecommuni cations Fund                     0.0%
FGT           Janus Aspen Series Global Technology Portfolio -
              Service Shares                                             0.0%
FIG           Janus Aspen Series International Growth Portfolio -
              Service Shares                                             0.0%
FIP           Lazard Retirement Series International Equity Portfolio    0.0%
FGW           MFS Investors Growth Stock Series - Service Class          0.0%
FDS           MFS New Discovery Series - Service Class                   0.0%
FUT           MFS Utilities Series - Service Class                       0.0%
FPE           Pioneer Equity-Income VCT Portfolio - Class II Shares      0.0%
FEU           Pioneer Europe VCT Portfolio - Class II Shares             0.0%
FHS           Putnam VT Health Sciences Fund - Class 1B Shares           0.0%
FPI           Putnam VT International Growth Fund - Class IB Shares      0.0%
FVS           Putnam VT Vista Fund - Class IB Shares                     0.0%
FSO           Strong Opportunity Fund II - Advisor Class                 0.0%
FIC           Wanger International Small Cap                             0.0%
FSP           Wanger U.S. Small Cap                                      0.0%
FAA           Wells Fargo VT Asset Allocation Fund                       0.0%
FWI           Wells Fargo VT International Fund                          0.0%
FWS           Wells Fargo VT Small Cap Growth Fund                       0.0%

                                     Page 3B

                           PAYMENT OF POLICY PROCEEDS
                                 Option B Table
                Number of Years                 Monthly Payment/$1000
                      10                                9.61
                      15                                6.87
                      20                                5.51
                      25                                4.71
                      30                                4.18

                           PAYMENT OF POLICY PROCEEDS

                                 Option C Table
                              M = Male F = Female
              Life Income per $1,000 with Payments Guaranteed for

                  Settlement               5 years                   10 Years                   15 Years
Age Payee         Beginning In Year       M        F                 M       F                 M        F
65                     2005             5.28     4.68              5.16     4.63             4.96     4.54
                       2010             5.19     4.61              5.08     4.57             4.90     4.49
                       2015             5.11     4.55              5.01     4.51             4.84     4.43
                       2020             5.03     4.49              4.94     4.45             4.78     4.39
                       2025             4.95     4.43              4.87     4.40             4.73     4.34
                       2030             4.88     4.38              4.81     4.35             4.68     4.30
70                     2005             6.15     5.37              5.88     5.26             5.49     5.07
                       2010             6.03     5.28              5.79     5.18             5.42     5.00
                       2015             5.92     5.19              5.70     5.10             5.36     4.94
                       2020             5.81     5.10              5.61     5.03             5.30     4.88
                       2025             5.71     5.03              5.53     4.96             5.24     4.83
                       2030             5.61     4.95              5.45     4.89             5.18     4.77
75                     2005             7.30     6.36              6.74     6.09             6.01     5.67
                       2010             7.14     6.23              6.63     5.99             5.95     5.60
                       2015             6.99     6.10              6.52     5.89             5.90     5.54
                       2020             6.84     5.99              6.42     5.79             5.84     5.47
                       2025             6.71     5.88              6.32     5.71             5.78     5.41
                       2030             6.58     5.78              6.23     5.62             5.73     5.35
85                     2005            10.68     9.65              8.52     8.14             6.73     6.64
                       2010            10.45     9.41              8.44     8.04             6.72     6.62
                       2015            10.22     9.19              8.36     7.93             6.70     6.59
                       2020            10.00     8.98              8.27     7.83             6.68     6.57
                       2025             9.79     8.78              8.19     7.74             6.67     6.54
                       2030             9.60     8.59              8.11     7.64             6.65     6.52

The table above is based on the "1983 Individual Annuitant Mortality Table A" at 3.00% with 100% Projection Scale G. Settlement rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the table above. We will furnish such rates on request.

                                     Page 3C

                              CSO MORTALITY TABLES
1980 Commissioner's Standard Ordinary Mortality Table; Smoker or Nonsmoker; Male or Female; Age Last Birthday

Ages 20 and Under
1980 Commissioner's Standard Ordinary Mortality Table; Male or Female; Age Last Birthday. Sixty days before an insured becomes age 20, we will send you a notice that we may begin charging smoker cost of insurance rates upon the insured's age 20 policy anniversary. If you do not apply for nonsmoker cost of insurance rates or an insured does not qualify for nonsmoker cost of insurance rates, an insured will be reclassified as a smoker and smoker guaranteed cost of insurance rates will apply to the policy.

                                MALE RATE TABLE
         Guaranteed Maximum Monthly Cost of Insurance Rates per $1,000

   Attained Age              Standard
        0                    $0.2175
        1                     0.0850
        2                     0.0825
        3                     0.0800
        4                     0.0775
        5                     0.0725
        6                     0.0675
        7                     0.0650
        8                     0.0625
        9                     0.0600
       10                     0.0625
       11                     0.0675
       12                     0.0750
       13                     0.0875
       14                     0.1025
       15                     0.1175
       16                     0.1325
       17                     0.1425
       18                     0.1500
       19                     0.1550

   Attained Age           Standard Smoker          Standard Non-Smoker
       20                    $0.1925                   $0.1400
       21                     0.1925                    0.1375
       22                     0.1900                    0.1350
       23                     0.1850                    0.1325
       24                     0.1800                    0.1275
       25                     0.1750                    0.1250
       26                     0.1725                    0.1225
       27                     0.1700                    0.1200
       28                     0.1700                    0.1200
       29                     0.1725                    0.1200
       30                     0.1775                    0.1200
       31                     0.1825                    0.1225
       32                     0.1900                    0.1250
       33                     0.2000                    0.1300
       34                     0.2125                    0.1375
       35                     0.2250                    0.1425
       36                     0.2425                    0.1500
       37                     0.2625                    0.1600
       38                     0.2875                    0.1725
       39                     0.3125                    0.1825
       40                     0.3450                    0.1975
       41                     0.3775                    0.2125
       42                     0.4150                    0.2275
       43                     0.4550                    0.2450
       44                     0.5000                    0.2650
       45                     0.5450                    0.2875
       46                     0.5950                    0.3100
       47                     0.6475                    0.3350
       48                     0.7050                    0.3625
       49                     0.7675                    0.3925
       50                     0.8350                    0.4275
       51                     0.9150                    0.4675
       52                     1.0025                    0.5125
       53                     1.0250                    0.5650
       54                     1.2125                    0.6225
       55                     1.3300                    0.6875
       56                     1.4550                    0.7575
       57                     1.5850                    0.8325
       58                     1.7250                    0.9150
       59                     1.8725                    1.0075
       60                     2.0400                    1.1125
       61                     2.2275                    1.2300
       62                     2.4375                    1.3650
       63                     2.6750                    1.5175
       64                     2.9375                    1.6850
       65                     3.2125                    1.8725
       66                     3.5050                    2.0750
       67                     3.8050                    2.2900
       68                     4.1225                    2.5275
       69                     4.4700                    2.7900
       70                     4.8525                    3.0875
       71                     5.2850                    3.4275
       72                     5.7775                    3.8250
       73                     6.3250                    4.2725
       74                     6.9300                    4.7700
       75                     7.5800                    5.3050
       76                     8.2500                    5.8725
       77                     8.9250                    6.4675
       78                     9.6150                    7.0975
       79                    10.3425                    7.7825
       80                    11.1325                    8.5450
       81                    12.0075                    9.4075
       82                    12.9875                   10.3900
       83                    14.0600                   11.4925
       84                    15.1925                   12.6975
       85                    16.3450                   13.9800
       86                    17.4900                   15.3250
       87                    18.6825                   16.7175
       88                    19.9400                   18.1500
       89                    21.2100                   19.6475
       90                    22.5100                   21.2325
       91                    23.8825                   22.9475
       92                    25.5000                   24.8700
       93                    27.6200                   27.2000
       94                    30.5957                   30.4275
       95                    34.5957                   34.5957
       96                    41.3950                   41.3950
       97                    53.1975                   53.1975
       98                    73.2725                   73.2725
       99                    83.3325                   83.3325

                                     Page 3D

                               FEMALE RATE TABLE
         Guaranteed Maximum Monthly Cost of Insurance Rates per $1,000

   Attained Age              Standard
        0                    $0.1550
        1                     0.0700
        2                     0.0650
        3                     0.0650
        4                     0.0625
        5                     0.0625
        6                     0.0600
        7                     0.0575
        8                     0.0575
        9                     0.0575
       10                     0.0550
       11                     0.0575
       12                     0.0600
       13                     0.0625
       14                     0.0675
       15                     0.0725
       16                     0.0750
       17                     0.0800
       18                     0.0825
       19                     0.0850

   Attained Age           Standard Smoker          Standard Non-Smoker
       20                    $0.0975                   $0.0825
       21                     0.0975                    0.0850
       22                     0.1000                    0.0850
       23                     0.1025                    0.0875
       24                     0.1050                    0.0900
       25                     0.1075                    0.0900
       26                     0.1125                    0.0925
       27                     0.1150                    0.0950
       28                     0.1200                    0.0975
       29                     0.1250                    0.1000
       30                     0.1300                    0.1025
       31                     0.1350                    0.1075
       32                     0.1425                    0.1100
       33                     0.1500                    0.1150
       34                     0.1575                    0.1200
       35                     0.1675                    0.1250
       36                     0.1800                    0.1325
       37                     0.1975                    0.1425
       38                     0.2175                    0.1550
       39                     0.2375                    0.1650
       40                     0.2625                    0.1800
       41                     0.2900                    0.1950
       42                     0.3150                    0.2100
       43                     0.3425                    0.2250
       44                     0.3700                    0.2400
       45                     0.3975                    0.2575
       46                     0.4275                    0.2750
       47                     0.4575                    0.2925
       48                     0.4900                    0.3125
       49                     0.5250                    0.3350
       50                     0.5650                    0.3600
       51                     0.6050                    0.3900
       52                     0.6525                    0.4200
       53                     0.7050                    0.4550
       54                     0.7575                    0.4925
       55                     0.8125                    0.5300
       56                     0.8650                    0.5700
       57                     0.9175                    0.6075
       58                     0.9675                    0.6450
       59                     1.0200                    0.6875
       60                     1.0825                    0.7375
       61                     1.1625                    0.8000
       62                     1.2650                    0.8775
       63                     1.3875                    0.9725
       64                     1.5275                    1.0800
       65                     1.6750                    1.1950
       66                     1.8225                    1.3150
       67                     1.9675                    1.4375
       68                     2.1150                    1.5650
       69                     2.2750                    1.7075
       70                     2.4625                    1.8725
       71                     2.7025                    2.0775
       72                     2.9975                    2.3275
       73                     3.3500                    2.6275
       74                     3.7525                    2.9750
       75                     4.1950                    3.3625
       76                     4.6675                    3.7875
       77                     5.1650                    4.2425
       78                     5.6925                    4.7375
       79                     6.2700                    5.2900
       80                     6.9225                    5.9225
       81                     7.6675                    6.6550
       82                     8.5225                    7.5050
       83                     9.5175                    8.4775
       84                    10.6125                    9.5575
       85                    11.7875                   10.7425
       86                    13.0400                   12.0275
       87                    14.3600                   13.4100
       88                    15.7550                   14.9025
       89                    17.2300                   16.5150
       90                    18.8925                   18.2725
       91                    20.7175                   20.2225
       92                    22.7875                   22.4525
       93                    25.2800                   25.1475
       94                    28.7350                   28.7350
       95                    33.5325                   33.5325
       96                    40.6975                   40.6975
       97                    52.8275                   52.8275
       98                    73.1550                   73.1550
       99                    83.3325                   83.3325

                                    Page 3E

                                  Definitions

The following words are used often in this policy. When we use these words, this is what we mean:

accumulation unit
An accounting unit used to calculate the variable account value. It is a measure of the net investment results of each of the subaccounts.

age anniversary
The policy anniversary on which the insured becomes a certain attained insurance age.

cash surrender value
The policy proceeds if the policy is surrendered. It is the policy value minus indebtedness, minus surrender charges as shown under Policy Data.

fixed account
Our general account. It is made up of our assets other than those in the subaccounts, and those in any other segregated asset account.

fixed account value
The portion of the policy value that is allocated to the fixed account, including indebtedness.

in force
The insured's life remains insured under the terms of this policy.

indebtedness
All existing loans on this policy plus policy loan interest that has been accrued or added to the policy loan.

insurance age
The insurance age of the insured on the policy date is the issue age shown under Policy Data. It is the age of the insured on the date of application. Attained insurance ages are determined from the policy date.

insured
The person whose life is insured by this policy.

monthly date
The same day each month as the policy date. If there is no monthly date in a calendar month, the monthly date will be the first day of the next calendar month.

net premium
The portion of a premium paid that is credited to the policy as described in the Policy Values section. It is the premium paid minus the premium expense charge shown under Policy Data.

policy anniversary
The same day and month as the policy date each year that the policy remains in force.

policy date
The date from which policy anniversaries, policy years, and policy months are determined. Your policy date is shown under Policy Data.

policy value
The sum of the fixed account value and the variable account value.

proceeds
The amount payable by this policy as follows:

1. upon the death of the insured prior to the insured's age 100 anniversary, the greater of (a) the specified amount minus any indebtedness, or (b) the policy value on the date of death multipled by the death benefit factor for the insured's attained age, minus any indebtedness;
2. upon the death of the insured on or after the insured's age 100 anniversary, the greater of (a) the policy value on the date of the insured's death minus any indebtedness on the date of the insured's death; or (b) the policy value at the insured's age 100 anniversary minus any indebtedness on the date of the insured's death;
3. on surrender of the policy, proceeds will be the cash surrender value.

Pro-rata basis
Allocation to the fixed account and each of the subaccounts. It is proportionate to the value (minus any indebtedness in the fixed account) that each bears to the policy value, minus indebtedness.

specified amount
An amount used to determine the death benefit and the proceeds payable upon death prior to the insured's age 100 anniversary. The initial specified amount is shown under Policy Data.

subaccounts
The subaccounts named under Policy Data. Each is an investment division of the variable account and invests in a particular portfolio.

terminate
This policy is no longer in force. All insurance coverage under this policy has stopped.

valuation date
Each day on which the New York Stock Exchange is open for trading, or any other day on which there is a sufficient degree of trading in the investments of the subaccounts such that the current value might be materially affected.

valuation period
The interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

variable account value
The sum of the values of the subaccounts under this policy.

we, our, us
IDS Life Insurance Company.

written request
A request in writing signed by you.

you, your
The owner of this policy. The owner may be someone other than the insured. The owner is shown in the application unless the owner has been changed as provided in this policy.

The Insurance Contract

Entire Contract of Insurance
This policy, the copy of the application attached to it, and any endorsements or riders added to the policy are the entire contract between you and us.

No one except one of our corporate officers (President, Vice President, Secretary, or Assistant Secretary) can change or waive any of our rights or requirements under this policy. That person must do so in writing. None of our representatives or other persons have the authority to change or waive any of our rights or requirements under this policy.

In issuing this policy, we have relied upon the application. The statements contained in the application are considered, in the absence of fraud, representations and not warranties. No statement made in connection with the application will be used by us to void the policy or to deny a claim unless that statement is part of the application.

After the policy date, applications for an increase of the specified amount will be attached to and made a part of this policy and will form part of the entire contract.

Any statement concerning smoker status will be attached to and made a part of this policy and will form part of the entire contract.

Incontestability
After this policy has been in force during the insured's lifetime for two years from the policy date, we cannot contest the policy.

While this policy is contestable, we, on the basis of a misstatement or misrepresentation made in the application, may rescind or reform this policy and we may deny a claim.

Any increase in specified amount which requires proof of insurability will be incontestible only after such amount has been in force during the insured's lifetime for two years from the effective date of such amount.

Suicide Exclusion
Suicide by the insured, whether sane or insane within two years (one year in Colorado and North Dakota) from the policy date is not covered by this policy. In this event, the only amount payable by us to the beneficiary will be the premium that you have paid, minus any indebtedness and partial surrenders.

If the insured commits suicide while sane or insane within the two years (one year in Colorado and North Dakota) after the effective date of

1.   an increase in specified amount; or
2.   any rider attached to this policy;

the amount payable by us will be limited to the premium paid for such additional specified amount or rider, minus any applicable indebtedness and partial surrenders.

Policy Exchange
Once during the first two policy years, you have the right to exchange this policy for a flexible prermum adjustable life policy that provides for benefits that do not vary with the investment return of the subaccounts. This is done by transferring, without charge, the entire policy value to the fixed account.

Voting Rights
All policy owners with variable account values will have voting rights. So long as federal law requires, you may have the right to vote at the meetings of the Variable Policy Owners. If you have voting rights, we will send you a notice of the time and place of any such meetings. The notice will also explain matters to be voted upon and how many votes you will have.

State Laws
This policy is governed by the law of the state in which it is delivered. The values and benefits of this policy are at least equal to those required by such state.

Misstatement of Age or Sex
If the insured's age or sex has been misstated, the proceeds payable upon death will be:

1.   the policy value on the date of death; plus

2. the amount of insurance that the cost of insurance on the insured, which was deducted from the policy value for the policy month during which such death occurred, would have purchased had the cost of the insurance been calculated using the cost of insurance rates for the correct age and sex; minus

3.   any indebtedness on the date of death.

Policy Termination
This policy will terminate on the earliest of the following:

1.   the date you request that coverage ends; or

2.   the date you surrender the policy in full; or

3.   the end of the grace period; or

4.   the date of death of the insured.

Policy Tax Treatment
This policy is intended to qualify for treatment as a life insurance policy under Sections 72, 101, and 7702 of the Internal Revenue Code as they now exist or may later be amended.

We reserve the right to endorse this policy to comply with:

1.   future changes in the Internal Revenue Code;

2.   any regulations or rulings issued under the Code;and

3. any other requirements imposed by the Internal Revenue Service; with respect to remaining qualified for treatment as a life insurance policy under these Code sections.

We will provide the owner with a copy of any such endorsement.

Owner and Beneficiary

Owner Rights
As long as the insured is living and unless otherwise provided in this policy, you may exercise all rights and privileges provided in this policy or allowed by us.

Successor Owner
A successor owner becomes the new owner of this policy if you die during the lifetime of the insured. If no successor owner is living at the time of your death, ownership will pass to your estate. The successor owner, if any, is provided at the time of application unless changed as provided below.

Change of Ownership
You can change the ownership, or successor ownership, of this policy by written request on a form approved by us.

The change must be made while the insured is living. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

Payment of Proceeds
We will pay the proceeds to the beneficiary or beneficiaries whom you have named in the application unless you have since changed the beneficiary as provided below. If the beneficiary has been changed, we will pay the proceeds in accordance with your last change of beneficiary request.

Only those beneficiaries who survive the insured's death may share in the proceeds. If no beneficiary survives the insured, we will pay the proceeds to you, if living; otherwise, to your estate.

Change of Beneficiary
By making a satisfactory written request to us, you may change the beneficiary anytime while the insured is living. Once we record the change, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

Collateral Assignment
While the insured is living, you can assign this policy or any interest in it. Your interest and the interest of any beneficiary are subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in this policy. We will pay any policy proceeds payable to the assignee in a single sum.

You must give us a copy of any assignment. Any assignment is subject to any action taken or payment made by us before the assignment was recorded at our home office. We are not responsible for the validity of any assignment.

Premiums

Additional Premiums
We will refuse premiums and return premiums with interest if such premiums would disqualify your policy from treatment as a life insurance policy under Internal Revenue Code Sections 72, 101, and 7702. We will not, however, refuse or return premiums which are necessary to keep your policy in force.

Additional Premiums That Increase the Specified Amount
During the first five policy years and not later than the insured's age 80 anniversary, you can make additional premium payments by increasing the specified amount. We reserve the right to refuse additional premium payments if there is indebtedness on the policy.

The following rules apply to the increase in specified amount.

1. You must apply for an increase by written request on a form satisfactory to us;

2.   You must furnish satisfactory evidence of insurability of the insured;

3. Any increase or additional premium will be subject to our issue rules and limits at the time of increase;

4. Any increase will be effective on the monthly date on or next following the date your application is approved;

5. A new schedule of surrender charges will apply to the amount of any increase in the specified amount; and

6. We will refuse and return any additional premiums for the increase in specified amount if you are unable to provide satisfactory evidence of insurability.

We will have two years from the effective date of an increase in specified amount to contest the truth of statements or representations in your application for an increase in specified amount.

Premium Allocation
1. Initial Single Premium: We will allocate your initial single premium payment to the fixed account and the subaccounts as specified in your application. You may choose any whole percentage for each account from 0% to 100%.

2. Additional Premium: For any premium received on or after the policy date, the premium will be allocated in accordance with your premium allocation percentages.

By written request, you may change your allocation. The change will be effective for all premiums received after our receipt of the change.

Grace Period
If, on a monthly date, the cash surrender value is less than the monthly deduction for the policy month following such monthly date and the no lapse guarantee is not in effect, a grace period of 61 days will begin.

The no lapse guarantee is described under Policy Data.

The grace period will give you time to make a premium payment or loan payment sufficient to continue your coverage. We will mail, to your last known address, a notice as to the payment needed so that the next three monthly deductions can be taken.

If such payment is not paid within the grace period, all coverage under this policy will terminate without value at the end of the 61-day grace period. The end of the grace period is the date of lapse.

If a claim by death during the grace period becomes payable under the policy, any overdue monthly deductions will be deducted from the proceeds.

Reinstatement

This policy may be reinstated within 5 years after the end of the grace period unless it was surrendered for cash. To do this, we will require all of the following:

1.   your written request to reinstate the policy;

2.   evidence of insurability of the insured satisfactory to us;

3.   payment of the required premium or loan repayment amount;

4.   payment or reinstatement of any indebtedness.

The required repayment amount to reinstate the policy is an amount equal to (a) + (b) + (c) + (d) - (e) where:

     (a) is the surrender charge which will be reinstated;

     (b) is an amount equal to the monthly deductions not taken during the grace period;

     (c) is an amount equal to the next 3 monthly deductions that will be taken after reinstatement;

     (d) is any indebtedness that is reinstated; and

     (e) is the policy value which will be reinstated.

The effective date of a reinstated policy will be the monthly date on or next following the date on which we approve the application for reinstatement.

The suicide (except in Alabama, Georgia, Nebraska, Oklahoma, Pennsylvania, South Carolina, Tennessee, Utah, and Virginia) and incontestability periods will apply from the effective date of reinstatement. We will have two years from the effective date of reinstatement to contest the truth of statements or representations in the reinstatement application.

Death Benefit

Proceeds Payable Upon Death of the Insured Prior to the Insured's Age 100 Anniversary
The death benefit amount is used in determining the proceeds payable upon the death of the insured prior to the insured's age 100 anniversary and while this policy is in force. The death benefit is the greater of.

1.   the specified amount; or

2. the policy value on the date of death multiplied by the death benefit factor from the table shown under Policy Data for the insured's attained age.

The death benefit amount will be reduced by any indebtedness to determine the proceeds payable.

The initial specified amount is shown under Policy Data. A partial surrender will reduce the specified amount.

Proceeds Payable Upon Death of the Insured on or After the Insured's Age 100 Anniversary
The proceeds payable on or after the insured's age 100 anniversary and while this policy is in force is the greater of:

1. the policy value on the date of the insured's death minus any indebtedness on the date of the insured's death; or

2.   the  policy  value  at  the  insured's  age  100   anniversary   minus  any
     indebtedness on the date of the insured's death.

Policy Values

Policy's Value
On a given date, the policy value is equal to the fixed account value plus the variable account value.

Fixed Account Value
On the policy date, the fixed account value equals: 1) the portion of the initial net single premium allocated to the fixed account, plus any interest credited on such portion before the policy date; minus 2) the portion of the monthly deduction allocated to the fixed account for the first policy month.

On any subsequent date, the fixed account value will be calculated as: a + b + c - d - e - f where:

(a) is the fixed account value on the preceding monthly date plus interest thereon from the preceding monthly date to the date of calculation;

(b) is the portion of net premiums allocated to the fixed account and received since the preceding monthly date, plus interest on such portions from the date such net premiums were received to the date of calculation;

(c) is the amount of any transfers from the subaccounts, including loan transfers, to the fixed account since the preceding monthly date, plus interest on such transferred amounts from the effective dates of such transfers to the date of calculation;

(d) is the amount of any transfers from the fixed account, including loan repayment transfers, to the subaccounts since the preceding monthly date, plus interest on such transferred amounts from the effective dates of such transfers to the date of calculation;

(e) is the amount of any partial surrenders and partial surrender charges allocated to the fixed account since the preceding monthly date, plus interest on such surrendered amounts from the effective date of such partial surrenders to the date of calculation; and

(f) if the date of calculation is a monthly date, the portion of the monthly deduction allocated to the fixed account for the policy month following the monthly date.

Variable Account Value
The variable account value is the sum of the values of the subaccounts under this policy as shown under Policy Data.

On the policy date, the value of each subaccount equals: 1) the portion of the initial net single premium allocated to the subaccount, plus any interest credited on such portion before the policy date; minus 2) the portion of the monthly deduction allocated to the subaccount for the first policy month.

On any subsequent date, the value of each subaccount will be calculated as: a + b + c - d - e - f where:

(a) is the value of the subaccount on the preceding valuation date, multiplied by the net investment factor for the current valuation period;

(b) is the net premiums received and allocated to the subaccount during the current valuation period;

(c) is the amount of any transfers from other subaccounts or the fixed account, including loan repayment transfers, to the subaccount during the current valuation period;

(d) is the amount of any transfers to other subaccounts or the fixed account, including loan transfers, from the subaccount during the current valuation period;

     a. is the amount of partial surrenders and partial surrender charges allocated to the subaccount during the current valuation period;
     b. is the portion of any monthly deduction during the current valuation period allocated to the subaccount for the policy month following the monthly date.

Monthly Deduction
A deduction will be made each monthly date prior to the insured's age 100 anniversary for the cost of insurance, and the cost of any riders, for the policy month following such monthly date. The monthly deduction for a policy month will be calculated as:

(a) + (b)

where:

(a)  is the cost of insurance for the policy month;

(b)  is the cost of any policy riders for the policy month.

The monthly deduction will be taken from the fixed account and the subaccounts with value according to the monthly deduction allocation percentages specified in your application for this policy. You may choose any whole percentage for each account from 0% to 100%. By written request, you may change the percentages. Any change will be effective for monthly deductions taken thereafter.

The monthly deduction will be taken from the fixed account and the subaccounts with value on a prorata basis if: 1) the value in the fixed account or in any subaccount is insufficient to pay the portion of the monthly deduction so allocated; or 2) you do not specify the account or subaccounts from which the monthly deduction is to be taken.

Cost of Insurance Calculation
The cost of insurance for a policy month is calculated as:

(a) x (b - c)
-------------
    1000

where:

(a)  is the monthly cost of insurance rate described below;

(b) is the death benefit on the monthly date divided by the guaranteed interest rate factor shown under Policy Data;

(c) is the policy value at the beginning of the policy month. At this point, the policy value has been reduced by the monthly deduction except for the part of the monthly deduction that pays for the cost of insurance.

If the policy value is included in the specified amount and there have been changes in the specified amount, the policy value is considered a prorata part of each specified amount.

Cost of Insurance Rate
The cost of insurance rate is the rate applied to the insurance under this policy to determine the monthly deduction. It is based on the initial single premium and the risk classification, sex and attained age of the insured. "Attained Age" means age on the prior policy anniversary.

We may change monthly cost of insurance rates. Any change in the cost of insurance rate will apply to all individuals of the same risk classification as the insured. Any change will be in accordance with procedures and standards on file with the state insurance department. Cost of insurance rates will be determined by us. Any changes will be based on expectations of future investment earnings, mortality, persistency, expenses, reinsurance costs, and/or federal income tax assumptions.

The cost of insurance rates will not exceed the Guaranteed Maximum Monthly Cost of Insurance Rates as shown under Policy Data and are based on the CSO Mortality Tables as shown under Policy Data.

Interest Rate Used to Determine the Fixed Account Value
The guaranteed interest rate applied in the calculation of the fixed account value is shown under Policy Data. Interest in excess of the guaranteed interest rate shown under Policy Data may be applied in the calculation of the fixed account value at rates determined by us and at our discretion. These rates will be based on various factors including, but not limited to, the interest rate environment, returns earned on investments backing our insurance policies, the rates currently in effect for our new and existing insurance policies, product design, competition, and our revenues and expenses.

Interest in excess of the guaranteed interest rate as shown under Policy Data however, will not be applied to the portion of the policy value that equals any indebtedness due us.

Policy Value Continuing Your Insurance
Insurance coverage under this policy and any benefits provided by riders will be continued as provided in the Grace Period provision. This provision will not continue any rider beyond the date for its termination as provided in the rider.

Basis Used for Policy Values
Values and reserves are equal to or greater than those required by law. Where required, a detailed statement of the method of computation of values and reserves has been filed with the insurance department of the state where this policy was delivered.

Information About Values of Policy
At least once a year, without charge, we will send to your last known address, a report that shows:

1.   the current policy value;

2.   additional premiums paid since the last report;

3.   all charges since the last report;

4.   indebtedness on this policy;

5.   the current cash surrender value;

6.   the current death benefit amount; and

7.   partial surrenders since the last report.

At any time, upon written request by you, we will provide a projection of future specified amounts and policy values.

Policy Loans

How to Borrow Money on This Policy
By written request, you may obtain a loan from us whenever this policy has a loan value. The loan value of this policy is the only security required for your loan. A loan must be for at least $500. We will pay interest on the loaned amount at an annual rate as stated under Policy Data.

Loans may affect the no lapse guarantee as described under Policy Data.

If you do not specify the accounts from which the loan is to be made, the loan will be made from the fixed account and the subaccounts with value on a pro-rata basis.

The amount of any loan and any loan interest from the subaccounts will be transferred from the subaccounts to the fixed account.

Delay in Payment of a Loan
We will normally pay the portion of any loan from the subaccounts within 7 days after we receive your written request in our home office. We have the right, however, to suspend or delay the date of any loan from the subaccounts for any period:

1.   when the New York Stock Exchange is closed; or

2.   when trading on the New York Stock Exchange is restricted; or

3.   when an emergency exists, and as a result:

     (a) disposal of securities held in the subaccounts is not reasonably practicable; or

     (b) it is not reasonably practicable to fairly determine the value of the assets of the subaccounts; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Conunission will govern as to whether the conditions set forth in the above items 2 and 3 exist.

For any loans from the fixed account, we have the right to postpone the loan for up to 6 months unless the loan is used to pay premiums on any policies you have with us.

Policy Loan Interest Rate
The loan interest rate is shown under Policy Data.

Interest is charged daily and payable at the end of the policy year. If interest is not paid when it is due, it will be added to your indebtedness and charged the same interest rate as your loan. The additional interest will be taken from the fixed account and the subaccounts with value on a pro-rata basis.

Maximum Policy Loan Value
You can borrow an amount up to 90% of the policy value minus surrender charges. We calculate the policy value as of the date of the loan. The amount available for a new loan is the maximum loan value minus any existing indebtedness. Interest to pay for the loan and monthly deductions that will be taken until the next policy anniversary will be included in determining the maximum loan value.

Loan Repayment
Your loan can be repaid in full or in part at any time before the insured's death and while this policy is in force. A loan that exists at the end of the grace period may not be repaid unless this policy is reinstated.

Repayments should be clearly marked as "loan repayments". Loan repayments must be in amounts of at least $25. Remaining loan amounts of less. than $25 can be paid in full. Loan repayments will be allocated to the fixed account and the subaccounts according to the allocation percentages in effect unless you tell us otherwise.

Failure to Repay a Loan
Failure to repay a loan or to pay loan interest will not terminate this policy unless the cash surrender value is insufficient to cover the monthly deduction, as provided in the Grace Period provision. This would happen if indebtedness exceeded the policy value, minus surrender charges.

Policy Surrender

Surrender of the Policy
You may surrender this policy for its cash surrender value at any time. Your request must be in writing. Upon surrender for the cash surrender value, this policy will terminate.

The cash surrender value of this policy is:

1.   the policy value at the time of surrender; minus

2.   any indebtedness on this policy; minus

3.   any applicable surrender charges as shown under Policy Data.

Surrender charges are shown under Policy Data.

Partial Surrender
Subject to the rules below and payment of the partial surrender charge described below, you may partially surrender this policy by written request for an amount less than the cash surrender value.

Partial Surrender Charge
For each policy year after the first policy year, the partial surrender charge will not apply to partial surrender amounts which total up to 10% of the policy value minus indebtedness, both as of the beginning of that policy year.

A partial surrender charge will apply for the portion of a partial surrender that exceeds the amount available without a partial surrender charge.

For any portion of a partial surrender that exceeds the amount available without a partial surrender charge, the partial surrender charge is equal to:

(a) x (b)
--------
   (c)

where:

(a) is the partial surrender amount that is subject to the partial surrender charge; and

(b)  is the surrender charge for a full surrender; and

(c) is the cash surrender value after partial surrenders that are without partial surrender charges have been taken.

Future full surrender charges will be reduced by the amount of any partial surender charges. The partial surrender charge will never exceed 10% of the amount of surrendered.

Rules for Partial Surrender
The following rules will apply to any partial surrender:

1.   partial surrenders may not be made in the first policy year;

2.   the minimum amount that may be surrendered is $500;

3. the partial surrender amount cannot exceed 90% of the full cash surrender value;

4.   the remaining policy value must be $5,000;

5. the policy value will be reduced by the surrender amount and partial surrender charge; and

6.   the specified amount will be reduced by an amount equal to:

     (a) x (b)
     ---------
        (c)

     where:

     (a) is the specified amount; and

     (b) is the sum of the partial surrender and partial surrender charge; and

     (c) is the policy value.

7. we reserve the right to decline a request for a partial surrender that we determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

If you do not specify the accounts from which the surrender is to be made, the surrender will be made from the fixed account and the subaccounts with value on a pro-rata basis.

Delay in Payment of a Surrender
We will normally pay the portion of any surrendered amount from the subaccounts within 7 days after we receive your written request in our home office. We have the right, however, to suspend or delay the date of any surrender payment from the subaccounts for any period:

1.   when the New York Stock Exchange is closed; or

2.   when trading on the New York Stock Exchange is restricted, or

3.   when an emergency exists, and as a result:

     (a) disposal of securities held in the subaccounts is not reasonably practicable; or

     (b) it is not reasonably practicable to fairly determine the value of the assets of the subaccounts; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.

For any surrender request from the fixed account, we have the right to postpone the payment for up to 6 months. If we postpone payment more than 30 days, we will also pay you interest. The interest will be paid at the rate of 3% per year based on the amount surrendered for the period of postponement.

Subaccounts

Subaccounts
The subaccounts are separate investment accounts of ours established for variable life insurance. They are named under Policy Data. We have allocated a part of our assets for this and certain other policies to the subaccounts. Such assets remain our property. They cannot be charged, however, with liabilities from any other business in which we may take part. The assets of the subaccount shall be available to cover the liabilities of our fixed account only to the extent that the assets of the subaccount exceed the liabilities of the subaccount arising under the policies supported by the subaccount.

Investments of the Subaccounts
Net premiums and transfers will be allocated as you specify. Each subaccount will buy the investment shown for that subaccount under Policy Data or as later added or changed.

Subaccount Value
The subaccount value is determined by multiplying the number of accumulation units credited to the subaccount by the appropriate accumulation unit values. Assets of the subaccounts will be valued at least as often as any policy benefits vary, and at least monthly.

Subaccount Accumulation Units
The number of accumulation units for each of the subaccounts is found by dividing: (1) the amount allocated to the subaccount; by (2) the subaccount's accumulation unit value for the valuation period in which we received the premium payment, transfer request, or partial surrender request.

Subaccount Accumulation Unit Value
The value of an accumulation unit for each of the subaccounts was arbitrarily set at $1 when the first investments were bought.

The value for any later valuation period is found as follows: The accumulation unit value for a subaccount for the last prior valuation period is multiplied by such subaccount's net investment factor for the following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.

Determination of Net Investment Factor
The net investment factor is an index applied to measure the investment performance of a subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation unit may increase or decrease.

To find the net investment factor of any such subaccount for any valuation period, we divide (1) by (2), and subtract (3) from the result, where:

(1)  is the net result of

     a. the net asset value per share of the portfolios or funds held in the subaccount determined at the end of the current valuation period; plus

     b. the per-share amount of any dividend or capital gain distributions made by the investment held in the subaccount, if the "ex-dividend" date occurs during the current valuation period; plus or minus,

     c. a per-share charge or credit for any taxes reserved for the current valuation period that we determine to have resulted from the investment operations of the subaccount;

(2)  is the net result of.

     a. the net asset value per share of the portfolios or funds held in the subaccount, determined at the end of the last prior valuation period; plus or minus

     b. the per-share charge or credit for any taxes reserved for the last prior valuation period; and

(3)  is a factor representing the mortality and expense risk charge.

Deductions From The Subaccounts
The mortality and expense risk charge compensates us for assuming the mortality and expense risks under this policy. It is equal on an annual basis to the percentage, as stated under Policy Data, of the daily value of the subaccounts. We may change the percentage and any change will be based on changes in expectations of future investment earnings, mortality, persistency, expenses, reinsurance costs, and/or federal income tax assumptions. It will never exceed the guaranteed mortality and expense risk charge as stated under Policy Data. The deduction will be (1) made from each subaccount with value; and (2) computed on a daily basis.

Changing The Investments of the Subaccounts
This would happen if laws or regulations changed, the investment became unavailable, or, in our judgement, the investments were no longer suitable for the subaccounts. If any of these situations occurred, we would have the right to substitute investments other than those shown under Policy Data. We would first seek the approval of the Securities and Exchange Commission and, where required, the insurance regulator of the state where this policy is delivered.

Transfers Among Your Subaccounts and Fixed Account
By written request or other requests acceptable to us, you may transfer all or part of the value of a subaccount to one or more of the other subaccounts or to the fixed account. The amount transferred, however, must be at least: 1) $250; or 2) the total value in the subaccount, if less. We reserve the right to limit such We reserve the right to charge a fee, not to exceed $25, for each transfer of more than 5 per policy year. We may suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission.

You may also transfer from the fixed account to the subaccounts once a year, but only on the policy anniversary or within 30 days after such policy anniversary. If you make this transfer, you cannot transfer from the subaccounts back into the fixed account until the next policy anniversary. If we receive your written request within 30 days before the policy anniversary date, the transfer from the fixed account to the subaccounts will be effective on the anniversary date. If we receive your written request within 30 days after the policy anniversary date, the transfer from the fixed account to the subaccounts, will be effective on the date we receive the request. The minimum transfer amount is $250 or the fixed account value minus indebtedness, if less. The maximum transfer amount is the fixed account value, minus indebtedness. We may suspend or modify this transfer privilege at any time.

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Payment of Policy Proceeds

How the Proceeds are Paid
We will pay the proceeds in a single sum unless a payment option has been selected. The date on which the proceeds are paid in a lump sum or first placed under a payment option is the settlement date. All proceeds are payable at our home office. We will pay interest at a rate not less than 2 1/2%, or a rate as required by the state in which this policy is delivered, per year on single sum death proceeds from the date of the insured's death to the settlement date.

Payment Options Other Than Single Sum
During the insured's lifetime, you may request in writing that we pay the proceeds under one or more of the payment options shown below, or that we change a prior election. You may elect other payment options not shown if we agree.

Unless we agree otherwise, however, a payment option may be selected only if the payments are to be made to a natural person in that person's own right. Also, the amount of proceeds placed under a payment option must be at least $5,000.

Option A - Interest Payments
We will pay interest on proceeds placed under this option at the rate of 3% per year compounded annually. We will make regular interest payments at intervals and for a period that is agreeable to both you and us. At the end of any payment interval, a withdrawal of proceeds may be made in the amount of at least $100. At any time, all of the proceeds that remain may be withdrawn or placed under a different payment option approved by us.

Option B - Payments for a Specified Period
We will make monthly payments for a specified number of years. The amount of each monthly payment for each $1,000 placed under this option is shown in the option B Table shown under Policy Data. Monthly payments for years not shown will be furnished upon request.

Option C - Lifetime Income
We will make monthly payments for the life of the person (the payee) who is to receive the income. Payment will be guaranteed for either 5, 10, or 15 years. The amount of each monthly payment for each $1,000 placed under this option will be based on our Table of Settlement Rates in effect at the time of the first payment. The amounts will not be less than those in Option C Table, shown under Policy Data, for the sex and age of the payee on the due date of the first payment. Monthly income amounts for any age not shown in the Option C table will be furnished upon request.

Supplemental Contract
If a payment option is requested, we will prepare an agreement stating the terms under which payments will be made. The agreement will include statements about withdrawal value, if any, and to whom remaining proceeds will be paid if the payee dies.

Beneficiary Request of Payment Option
After the insured's death but before any proceeds are paid, the beneficiary may select a payment option by written request to us. You may provide, however, that the beneficiary will not be permitted to change the payment option you have selected.

Payment of Excess Interest Earnings
On each anniversary of the settlement date, we will determine excess interest, if any, on payment option deposits. Any such excess interest will be paid under Option A or B.

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Single Premium Variable Life Insurance Policy

-- Policy continues until death or surrender.
-- Premium is payable in a single sum.
-- Proceeds of the policy are payable at the insured's death.
-- This policy is nonparticipating. Dividends are not payable.



IDS Life Insurance Company
70100 AXP Financial Center
Minneapolis, Minnesota 55474